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EXHIBIT 99.1

Foods Company, Inc.
P.O. Box 5132 · Westlake Village, CA 91359-5132 · 818-874-4000 · Fax 818-874-4893

NEWS RELEASE
Contact: Kenneth J. Kay
(818) 879-6803

Dole Food Company, Inc. Announces Divestiture
of Its Honduran Beverage Operations for $537 Million

    WESTLAKE VILLAGE, Calif.—(BUSINESS WIRE)—Nov. 29, 2001—Dole Food Company, Inc. (NYSE:DOL) Thursday announced the divestiture of its 97% stake in the Cerveceria Hondurena S.A. beverage operations located in Honduras, through a stock exchange transaction with a subsidiary of South African Breweries plc. Subsequent to the stock exchange transaction, Dole received $537 million of cash, which will result in a pre-tax gain to the company of approximately $375 million. The net proceeds will be primarily used to pay down debt. The disposition of this business is in line with Dole's previously announced strategy of divesting itself of non-core assets so as to be able to concentrate on its core businesses going forward.

    Cerveceria Hondurena generates annual sales of approximately $250 million and pre-tax earnings of approximately $50 million. In 2002, the reduction of earnings from the divestiture of this business will result in a net dilution to the company's earnings per share of approximately 22 cents. The company estimates that this dilution will be mostly offset by the various cost savings expected to be generated in 2002 from the previously announced business reconfiguration programs it has underway.

    David H. Murdock, chairman and chief executive officer, stated: "We are pleased that this deal has been consummated. The divestiture allows us to focus on our core businesses and significantly strengthens our balance sheet by reducing debt and thus improving our net debt to net capitalization ratio. We wish our long time Cerveceria Hondurena associates much success with South African Breweries."

    Dole Food Company, Inc., with 2000 revenues of $4.8 billion, is the world's largest producer and marketer of high-quality fresh fruit, fresh vegetables and fresh-cut flowers, and markets a growing line of packaged foods.

    This release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements, which are based on management's current expectations, are generally identifiable by the use of terms such as "will," "estimates," "expects," and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; electrical power supply and pricing; changes in interest and currency exchange rates; economic crises in developing countries; quotas, tariffs and other governmental actions; international conflict; and the ability of the company and its European customers and suppliers to complete euro conversion efforts. Further information on the factors that could affect Dole's financial results is included in its SEC filings, including its Annual Report on Form 10-K.

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  NEWS RELEASE Contact: Kenneth J. Kay (818) 879-6803
Dole Food Company, Inc. Announces Divestiture of Its Honduran Beverage Operations for $537 Million